Exhibit 1

Identification and Classification of the Subsidiaries

Which Acquired the Security Being Reported

on by the Parent Holding Company

Atlantic Employers Insurance Company

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

Category Symbol: IC